January 30, 2006


Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549


Commissioners:


We have read the statements made by Reserve New York Tax-Exempt Trust (copy attached), which we understand will be filed with the Commission, pursuant to
Item 77K of Form N-SAR as part of the Company's Form N-SAR report dated January 30, 2006. We agree with the statements concerning our Firm in such Form N-SAR. However, we have no basis to comment on any subsequent action taken by management to address the material weaknesses in internal control referenced in the statements.


Very truly yours,




PricewaterhouseCoopers LLP